================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                               eXcelon Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    300691102
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [ ] Rule  13d-1(b)
      [X] Rule  13d-1(c)
      [ ] Rule  13d-1(d)

                       (Continued on the following pages)

                               (Page 1 of 8 Pages)

--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.   300691102                                          Page 2 of 5 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Robert N. Goldman
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             1,856,251
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 0
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              1,856,251
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,856,251
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


ITEM 1(a). NAME OF ISSUER:

                  eXcelon Corporation (the "Issuer")


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  25 Mall Road, Burlington, MA 01803


ITEM 2(a). NAMES OF PERSON FILING:

                  Robert N. Goldman


ITEM 2(b). BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  eXcelon Corporation
                  25 Mall Road, Burlington, MA 01803


ITEM 2(c). CITIZENSHIP:

                  United States


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2(e). CUSIP NUMBER:

                  The CUSIP number of the Issuer is: 300691102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


ITEM 4.  OWNERSHIP:

      (a) Amount Beneficially Owned:     1,856,251
                                     -------------------------------------------
      (b) Percent of Class:     6.3%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  1,856,251
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 1,856,251
                                                                     -----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                       ---------
                               Page 3 of 5 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 16, 2001


By:  /s/ Robert N. Goldman
   ---------------------------------
   Robert N. Goldman
   Chairman and CEO
   eXcelon Corporation




                                Page 5 of 5 Pages